Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS SECOND QUARTER RESULTS AND REAFFIRMS 2014 GUIDANCE

Company Achieves Q2 Total Revenue Growth of 12.6%, YTD Operating Cash Flow Growth of 16.1%, and CEB Segment Contract Value Growth of 13.0%

ARLINGTON, Va. – July 29, 2014 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the second quarter and six months ended June 30, 2014. Revenue increased 12.6% to $230.4 million in the second quarter of 2014 from $204.6 million in the second quarter of 2013. Net loss in the second quarter of 2014 was $6.4 million, or $0.19 per diluted share, compared to net income of $13.6 million, or $0.40 per diluted share, in the same period of 2013. Included in the net loss for the second quarter of 2014 is a $39.7 million pre-tax impairment loss associated with nondeductible intangible assets and goodwill of Personnel Decision Research Institutes, Inc. (“PDRI”) and a $6.6 million pre-tax gain related to a cost method investment. Adjusted net income was $25.5 million and Non-GAAP diluted earnings per share were $0.75 in the second quarter of 2014 compared to $24.8 million and $0.73 in the same period of 2013, respectively.

In the first six months of 2014, revenue was $439.9 million, an 11.4% increase from $394.9 million in the first six months of 2013. Net income in the first six months of 2014 was $1.2 million, or $0.04 per diluted share, compared to $24.8 million, or $0.73 per diluted share, in the same period of 2013. Adjusted net income was $43.9 million and Non-GAAP diluted earnings per share were $1.29 in the first six months of 2014 compared to $47.4 million and $1.40 in the same period of 2013, respectively.

“CEB’s second quarter results reflect broad-based growth across our primary markets,” said Tom Monahan, Chairman and CEO. “Ongoing challenges in the US Federal Government sector led us to record a non-cash impairment loss related to PDRI’s carrying value. Nevertheless, our focused execution produced healthy operating metrics and keeps us on track to achieve our strategic and financial objectives for the year.”

OUTLOOK FOR 2014

The Company reaffirms its 2014 annual guidance is as follows: Adjusted revenue of $910 to $935 million, revenue of $904 to $929 million, capital expenditures of $31 to $35 million, Non-GAAP diluted earnings per share of $3.15 to $3.40, an Adjusted EBITDA margin between 24.5% and 25.0%, acquisition related costs of $3 million and depreciation and amortization expense of $70 to $72 million. Adjusted revenue refers to revenue before the impact of the reduction of the revenue of SHL Talent MeasurementTM and KnowledgeAdvisors recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition dates to fair value. The estimated reduction in 2014 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $6 million.

SEGMENT HIGHLIGHTS

The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. In addition, the CEB segment includes the previously disclosed acquisitions in February 2014 of Talent Neuron, a provider of market intelligence technology tools based on large-scale data analytics, and KnowledgeAdvisors, a provider of analytics solutions for talent development professionals. The 2014 financial results only include the results of operations of Talent Neuron and KnowledgeAdvisors from their respective dates of acquisition. The SHL Talent Measurement segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment and performance management tools and services primarily to various agencies of the US government and also to commercial enterprises.

CEB Segment

Revenue increased in the second quarter of 2014 to $175.4 million from $156.8 million in the same period of 2013. Adjusted revenue increased 12.8% in the second quarter of 2014 to $176.9 million from $156.8 million in the same period of 2013. There was $4.1 million of KnowledgeAdvisors and Talent Neuron revenue included in CEB segment revenue in the second quarter of 2014. Adjusted EBITDA in the second quarter of 2014 was $44.7 million compared to $41.0 million in the same period of 2013. Adjusted EBITDA margin in the second quarter of 2014 was 25.3% of segment Adjusted revenue compared to 26.2% in the second quarter of 2013.

Revenue increased in the first six months of 2014 to $336.1 million from $305.0 million in the same period of 2013. Adjusted revenue increased 10.8% in the first six months of 2014 to $337.9 million from $305.0 million in the same period of 2013. There was $5.5 million of KnowledgeAdvisors and Talent Neuron revenue included in CEB segment revenue in the first six months of 2014. Adjusted EBITDA in the first six months of 2014 was $80.0 million compared to $79.9 million in the same period of 2013. Adjusted EBITDA margin in the first six months of 2014 was 23.7% of segment Adjusted revenue compared to 26.2% in the first six months of 2013.

Contract Value at June 30, 2014 increased 13.0% to $641.1 million compared to $567.2 million at June 30, 2013. Wallet retention rate at June 30, 2014 and 2013 was 99%. Contract Value per member institution increased 1.0% at June 30, 2014 to $94,366 from $93,457 at June 30, 2013.

In the second quarter of 2014, the Company performed impairment testing of its PDRI reporting unit due to lower than expected revenues and margins due to changes in the government services sector. As a result, the Company recorded a $39.7 million impairment loss for intangible assets and goodwill. This loss had no impact on cash flows.

SHL Talent Measurement Segment

Revenue increased in the second quarter of 2014 to $55.1 million from $47.8 million in the same period of 2013. Adjusted revenue increased 9.3% in the second quarter of 2014 to $55.5 million from $50.7 million in the same period of 2013. Adjusted EBITDA in the second quarter of 2014 was $9.4 million compared to $10.0 million in the same period of 2013. Adjusted EBITDA margin in the second quarter of 2014 was 16.9% of segment Adjusted revenue compared to 19.7% in the second quarter of 2013.

Revenue increased in the first six months of 2014 to $103.8 million from $89.9 million in the same period of 2013. Adjusted revenue increased 8.0% in the first six months of 2014 to $105.2 million from $97.4 million in the same period of 2013. Adjusted EBITDA in the first six months of 2014 was $15.1 million compared to $18.4 million in the same period of 2013. Adjusted EBITDA margin in the first six months of 2014 was 14.3% of segment Adjusted revenue compared to 18.9% in the first six months of 2013.

Wallet retention rate at June 30, 2014 was 104% compared to 96% at June 30, 2013. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

SHARE REPURCHASE

In the second quarter of 2014, the Company repurchased approximately 77,000 shares of its common stock at a total cost of $5.2 million. These purchases were made pursuant to the Company’s existing stock repurchase authorization which expires on December 31, 2014. Repurchases may be made through open market purchases or privately negotiated transactions. The timing of repurchases and the exact number of shares of common stock to be repurchased will be determined by CEB’s management, in its discretion, and will depend upon market conditions and other factors. The purchases will be funded using the Company’s cash on hand and cash generated from operations.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Non-GAAP diluted earnings per share, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL and KnowledgeAdvisors revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net (loss) income before loss from discontinued operations, net of provision for income taxes; provision for income taxes; interest expense, net; gain on cost method investment; depreciation and amortization; the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; debt extinguishment costs; share-based compensation; costs associated with exit activities; restructuring costs; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net (loss) income before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; gain on cost method investment; share-based compensation; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted (loss) earnings per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; gain on cost method investment; share-based compensation; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Impairment loss, gain on cost method investment, and debt extinguishment costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2014 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy (including sequestration under the Budget Control Act of 2011), and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2013 Annual Report on Form 10-K filed on March 3, 2014. The forward-looking statements in this press release are made as of July 29, 2014, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers and risk. Member companies include nearly 90% of the Fortune 500, more than 75% of the Dow Jones Asian Titans, and 85% of the FTSE 100. More at www.cebglobal.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended June 30,		Selected Percentage Changes	Six Months Ended June 30,
		2014	2013		2014	2013
Financial Highlights:
(In thousands, except per share data)
Revenue	12.6%	$230,427	$204,610	11.4%	$439,864	$394,882
Adjusted revenue	12.0%	$232,377	$207,560	10.1%	$443,098	$402,341
Net (loss) income		$(6,421)	$13,568		$1,235	$24,776
Adjusted net income	3.1%	$25,528	$24,761	(7.6)%	$43,852	$47,448
Adjusted EBITDA	6.0%	$54,124	$51,041	(3.2)%	$95,071	$98,223
Adjusted EBITDA margin		23.3%	24.6%		21.5%	24.4%
Diluted (loss) earnings per share		$(0.19)	$0.40		$0.04	$0.73
Non-GAAP diluted earnings per share	2.7%	$0.75	$0.73	(7.9)%	$1.29	$1.40
Other Operating Statistics:
CEB segment Contract Value (in thousands) (1)				13.0%	$641,091	$567,220
CEB segment Member institutions (2)				11.9%	6,780	6,061
CEB segment Contract Value per member institution (2)				1.0%	$94,366	$93,457
CEB segment Wallet retention rate (3)					99%	99%
SHL Talent Measurement segment Wallet retention rate (4)					104%	96%

(1)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value at June 30, 2014 includes $20.2 million from KnowledgeAdvisors and Talent Neuron. CEB segment Contract Value does not include the impact of PDRI.
(2)	We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”
(3)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(4)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue (1)	$230,427	$204,610	$439,864	$394,882
Costs and expenses:
Cost of services	85,034	75,797	163,221	146,788
Member relations and marketing	67,581	58,238	134,929	113,896
General and administrative	27,799	25,253	55,390	50,470
Acquisition related costs (2)	1,106	2,024	2,445	3,022
Impairment loss	39,700	—	39,700	—
Depreciation and amortization	18,437	14,783	34,931	29,489

Total costs and expenses	239,657	176,095	430,616	343,665

Operating (loss) profit	(9,230)	28,515	9,248	51,217
Other income (expense), net
Interest income and other (3)	(1,435)	(256)	(2,088)	1,296
Gain on cost method investment	6,585	—	6,585	—
Interest expense	(4,528)	(6,240)	(9,311)	(12,640)

Other income (expense), net	622	(6,496)	(4,814)	(11,344)

(Loss) income before provision for income taxes	(8,608)	22,019	4,434	39,873
Provision for income taxes	(2,187)	8,451	3,199	15,097

Net (loss) income	$(6,421)	$13,568	$1,235	$24,776

Basic (loss) earnings per share	$(0.19)	$0.41	$0.04	$0.74
Diluted (loss) earnings per share	$(0.19)	$0.40	$0.04	$0.73
Weighted average shares outstanding
Basic	33,703	33,459	33,709	33,481
Diluted	34,003	33,741	34,101	33,850
Percentage of Adjusted Revenue
Cost of services	36.6%	36.5%	36.8%	36.5%
Member relations and marketing	29.1%	28.1%	30.5%	28.3%
General and administrative	12.0%	12.2%	12.5%	12.5%
Depreciation and amortization	7.9%	7.1%	7.9%	7.3%
Operating (loss) profit	(4.0)%	13.7%	2.1%	12.7%
Adjusted EBITDA (4)	23.3%	24.6%	21.5%	24.4%

(1)	Net of a $2.0 million and $3.2 million reduction to reflect the impact of the deferred revenue fair value adjustment in the three and six months ended June 30, 2014, respectively, and $3.0 million and $7.5 million in the three and six months ended June 30, 2013, respectively.
(2)	Acquisition related costs in the three and six months ended June 30, 2014 primarily relate to transaction and integration costs associated with the acquisition of KnowledgeAdvisors and Talent Neuron. Acquisition related costs in the three and six months ended June 30, 2013 primarily relate to integration costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended June 30, 2014 includes a $0.6 million increase in the fair value of deferred compensation plan assets and $0.2 million of interest income offset by a $2.0 million net foreign currency loss and $0.2 million of other loss. Interest income and other in the three months ended June 30, 2013 includes a $0.2 million decrease in the fair value of deferred compensation plan assets and a $0.1 million net foreign currency loss offset by $0.1 million of interest income. Interest income and other in the six months ended June 30, 2014 includes a $0.8 million increase in the fair value of deferred compensation plan assets and $0.2 million of interest income offset by a $2.9 million net foreign currency loss and $0.2 million of other loss. Interest income and other in the six months ended June 30, 2013 includes a $0.6 million increase in the fair value of deferred compensation plan assets, $0.6 million of other income, and $0.1 million of interest income offset by a $0.1 million net foreign currency loss.
(4)	See “Non-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted Revenue (1)
CEB segment	$176,917	$156,818	$337,936	$304,957
SHL Talent Measurement segment	55,460	50,742	105,162	97,384

	$232,377	$207,560	$443,098	$402,341

Adjusted EBITDA (1)
CEB segment	$44,744	$41,044	$79,985	$79,865
SHL Talent Measurement segment	9,380	9,997	15,086	18,358

	$54,124	$51,041	$95,071	$98,223

Adjusted EBITDA Margin (1)
CEB segment	25.3%	26.2%	23.7%	26.2%
SHL Talent Measurement segment	16.9%	19.7%	14.3%	18.9%
Consolidated	23.3%	24.6%	21.5%	24.4%

(1)	See “Non-GAAP Financial Measures” for further explanation.

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Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$95,241	$119,554
Accounts receivable, net (1)	206,729	271,264
Deferred income taxes, net	19,215	17,524
Deferred incentive compensation	25,290	24,472
Prepaid expenses and other current assets	33,752	29,355

Total current assets	380,227	462,169
Deferred income taxes, net	1,624	1,230
Property and equipment, net	116,286	106,854
Goodwill	481,453	442,775
Intangible assets, net	302,970	309,692
Other non-current assets	67,427	60,955

Total assets	$1,349,987	$1,383,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$64,740	$85,294
Accrued incentive compensation	40,340	61,498
Deferred revenue (2)	428,376	416,367
Deferred income taxes, net	875	969
Debt – current portion	10,270	10,274

Total current liabilities	544,601	574,402
Deferred income taxes	47,449	48,553
Other liabilities	120,406	115,424
Debt – long term	500,419	505,554

Total liabilities	1,212,875	1,243,933
Total stockholders’ equity	137,112	139,742

Total liabilities and stockholders’ equity	$1,349,987	$1,383,675

(1)	Includes accounts receivable, net of $71.7 million at June 30, 2014 related to the SHL Talent Measurement segment, PDRI, and KnowledgeAdvisors and $64.0 million at December 31, 2013 related to the SHL Talent Measurement segment and PDRI.
(2)	Includes deferred revenue of $76.6 million at June 30, 2014 related to the SHL Talent Measurement segment, PDRI, and KnowledgeAdvisors and $61.2 million at December 31, 2013 related to the SHL Talent Measurement segment and PDRI.

THE CORPORATE EXECUTIVE BOARD COMPANY

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,235	$24,776
Adjustments to reconcile net income to net cash flows provided by operating activities:
Impairment loss	39,700	—
Gain on cost method investment	(6,585)	—
Depreciation and amortization	34,931	29,489
Amortization of credit facility issuance costs	1,294	1,609
Deferred income taxes	(13,851)	(4,588)
Share-based compensation	7,757	5,857
Excess tax benefits from share-based compensation arrangements	(3,053)	(4,036)
Net foreign currency remeasurement loss	1,755	579
Changes in operating assets and liabilities:
Accounts receivable, net	68,630	49,458
Deferred incentive compensation	(901)	(3,060)
Prepaid expenses and other current assets	(2,715)	(1,001)
Other non-current assets	(902)	392
Accounts payable and accrued liabilities	(22,528)	(23,435)
Accrued incentive compensation	(21,560)	(16,010)
Deferred revenue	3,626	17,562
Other liabilities	3,325	70

Net cash flows provided by operating activities	90,158	77,662
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23,819)	(14,384)
Cost method investment	(1,092)	(7,300)
Acquisition of businesses, net of cash acquired	(58,902)	—

Net cash flows used in investing activities	(83,813)	(21,684)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of credit facility	(5,376)	(26,626)
Proceeds from the exercise of common stock options	—	1,098
Proceeds from the issuance of common stock under the employee stock purchase plan	557	384
Excess tax benefits from share-based compensation arrangements	3,053	4,036
Purchase of treasury shares	(5,241)	(2,751)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(6,673)	(6,466)
Payment of dividends	(17,691)	(15,064)

Net cash flows used in financing activities	(31,371)	(45,389)
Effect of exchange rates on cash	713	(1,715)

Net (decrease) increase in cash and cash equivalents	(24,313)	8,874
Cash and cash equivalents, beginning of year	119,554	72,699

Cash and cash equivalents, end of period	$95,241	$81,573

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$175,370	$55,057	$230,427	$156,818	$47,792	$204,610
Impact of the deferred revenue fair value adjustment	1,547	403	1,950	—	2,950	2,950

Adjusted revenue	$176,917	$55,460	$232,377	$156,818	$50,742	$207,560

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$336,089	$103,775	$439,864	$304,957	$89,925	$394,882
Impact of the deferred revenue fair value adjustment	1,847	1,387	3,234	—	7,459	7,459

Adjusted revenue	$337,936	$105,162	$443,098	$304,957	$97,384	$402,341

Adjusted EBITDA

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Net (loss) income			$(6,421)			$13,568
Provision for income taxes			(2,187)			8,451
Interest expense, net			4,347			6,174
Gain on cost method investment			(6,585)			—
Other expense (income), net			1,616			322

Operating (loss) profit	$(9,158)	$(72)	(9,230)	$30,894	$(2,379)	28,515
Other (expense) income, net	(1,008)	(608)	(1,616)	(869)	547	(322)
Depreciation and amortization	9,343	9,094	18,437	7,085	7,698	14,783
Impact of the deferred revenue fair value adjustment	1,547	403	1,950	—	2,950	2,950
Acquisition related costs	1,106	—	1,106	1,189	835	2,024
Impairment loss	39,700	—	39,700	—	—	—
Share-based compensation	3,214	563	3,777	2,745	346	3,091

Adjusted EBITDA	$44,744	$9,380	$54,124	$41,044	$9,997	$51,041

Adjusted EBITDA margin	25.3%	16.9%	23.3%	26.2%	19.7%	24.6%

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Net income			$1,235			$24,776
Provision for income taxes			3,199			15,097
Interest expense, net			9,155			12,523
Gain on cost method investment			(6,585)			—
Other expense (income), net			2,244			(1,179)

Operating profit (loss)	$13,216	$(3,968)	9,248	$57,326	$(6,109)	51,217
Other (expense) income, net	(1,089)	(1,155)	(2,244)	872	307	1,179
Depreciation and amortization	17,135	17,796	34,931	14,292	15,197	29,489
Impact of the deferred revenue fair value adjustment	1,847	1,387	3,234	—	7,459	7,459
Acquisition related costs	2,445	—	2,445	2,019	1,003	3,022
Impairment loss	39,700	—	39,700	—	—	—
Share-based compensation	6,731	1,026	7,757	5,356	501	5,857

Adjusted EBITDA	$79,985	$15,086	$95,071	$79,865	$18,358	$98,223

Adjusted EBITDA margin	23.7%	14.3%	21.5%	26.2%	18.9%	24.4%

Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net (loss) income	$(6,421)	$13,568	$1,235	$24,776
Impact of the deferred revenue fair value adjustment (1)	1,219	2,100	2,127	5,310
Acquisition related costs (1)	743	1,334	1,545	1,958
Impairment loss (2)	24,139	—	24,139	—
Gain on cost method investment (1)	(3,944)	—	(3,944)	—
Share-based compensation (1)	2,363	1,915	4,821	3,605
Amortization of acquisition related intangibles (1)	7,429	5,844	13,929	11,799

Adjusted net income	$25,528	$24,761	$43,852	$47,448

Non-GAAP Earnings per Diluted Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Diluted (loss) earnings per share	$(0.19)	$0.40	$0.04	$0.73
Impact of the deferred revenue fair value adjustment (1)	0.04	0.06	0.06	0.16
Acquisition related costs (1)	0.02	0.04	0.05	0.05
Impairment loss (2)	0.71	—	0.71	—
Gain on cost method investment (1)	(0.12)	—	(0.12)	—
Share-based compensation (1)	0.07	0.06	0.14	0.11
Amortization of acquisition related intangibles (1)	0.22	0.17	0.41	0.35

Non-GAAP diluted earnings per share	$0.75	$0.73	$1.29	$1.40

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction. The following income tax rates were used: 34% in 2014 and 29% in 2013 for the deferred revenue fair value adjustment; 37% in 2014 and 2013 for acquisition related costs; 40% in 2014 for the gain on cost method investment; 38% in 2014 and 39% in 2013 for share-based compensation; and 30% in 2014 and 32% in 2013 for amortization of acquisition related intangibles.

(2)	The $39.7 million impairment loss associated with PDRI’s non-deductible intangible assets and goodwill recognized in the three months ended June 30, 2014 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. Approximately $0.4 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three and six months ended June 30, 2014 and the remaining tax effect of approximately $3.1 million and $4.1 million will be added back in the third and fourth quarter of 2014, respectively, to bring the full year adjustment to $31.3 million.

With respect to our 2014 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2014 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty at this time.